                                                                     EXHIBIT 12
WARNER-LAMBERT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                Years Ended December 31,
                               Nine Months Ended     --------------------------------------------
                              September 30, 1995     1994      1993      1992      1991      1990
                              --------------------   ----      ----      ----      ----      ----

Earnings before income taxes and
 accounting changes (less
   minority interests)                 $ 852.6      $  913.1   $ 318.5   $ 858.2   $ 221.5   $ 680.7
Add:
   Interest on indebtedness-
     excluding amount capitalized         93.5          93.7      64.2      80.8      58.2      68.7
   Amortization of debt expense             .3            .4        .5        .6        .4        .3
   Interest factor in rent
     expense (a)                          19.7          26.2      25.4      23.4      22.3      20.6
                                       -------      --------   -------   -------   -------   -------
        Adjusted earnings              $ 966.1      $1,033.4   $ 408.6   $ 963.0   $ 302.4   $ 770.3
                                       =======      ========   =======   =======   =======   =======

Fixed charges:
   Interest on indebtedness            $  93.5      $   93.7  $   64.2   $  80.8   $  58.2   $  68.7
   Capitalized interest                    8.2           9.4       8.6       8.1       9.4       5.2
   Amortization of debt expense             .3            .4        .5        .6        .4        .3
   Interest factor in rent
     expense (a)                          19.7          26.2      25.4      23.4      22.3      20.6
                                       -------      --------   -------   -------   -------   -------
       Total fixed charges             $ 121.7      $  129.7  $   98.7   $ 112.9   $  90.3   $  94.8
                                       =======      ========   =======   =======   =======   =======

Ratio of earnings to fixed charges         7.9           8.0       4.1(b)    8.5       3.3(c)    8.1
                                       =======      ========   =======   =======   =======   =======


(a)  Represents one third of rental expense, which the company believes is a reasonable approximation.

(b)  The company's ratio of earnings to fixed charges for 1993 would have been 9.5 excluding the restructuring charge of $525.2 million.

(c)  The company's ratio of earnings to fixed charges for 1991 would have been 9.4 excluding the restructuring charge of $544.0 million.